Exhibit 2.1

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (hereinafter referred to as the “Agreement”), is entered into as of this ___ day of January, 2010, by and among, MED CONTROL, INC., a Nevada corporation (“MCI”), AMBICOM ACQUISITION CORP., a Nevada corporation (“AmbiCom”) and each of the equityholders of AmbiCom (the “AmbiCom Holders”). (MCI, AmbiCom, and the AmbiCom Holders are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party”).

W I T N E S S E T H

WHEREAS, MCI is a publicly-owned Nevada corporation with 6,190,500 shares of common stock, par value $0.001 per share, issued and outstanding (the “MCI Common Stock”) and is quoted on the Over the Counter Bulletin Board (the “OTCBB”) under the symbol “MCNC”.

WHEREAS, AmbiCom is a Nevada corporation, all of the outstanding equity of which (the “AmbiCom Shares”), is owned as of the date hereof by all the AmbiCom Holders..

WHEREAS, MCI shall acquire all of the AmbiCom Shares from the AmbiCom Holders solely in exchange for an aggregate of 20,000,000 newly issued shares of MCI Common Stock (the “Common Exchange Shares”), 7,050,000 shares of a newly-created class of MCI’s Series A Preferred Stock (the “Series A”), 2,600,000 shares of a newly-created class of MCI’s Series B Preferred Stock (the “Series B”), warrants to purchase 500,000 shares of MCI Common Stock at the exercise price of $0.50 per share (the “MCI Warrants”) and options to acquire 5,500,000 shares of MCI Common Stock and 2,350,000 shares of MCI Series A Preferred Stock at the purchase price of $0.01 per share (the “MCI Stock Options”, and together with the Common Exchange Shares, the Series A, the Series B and the MCI Warrants, collectively the “Exchange Shares”) pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, prior to the closing of the transactions contemplated hereby, MCI shall have obtained shareholder approval to amend its Articles of Incorporation (the “Amendment”) to (a) increase its authorized capital stock to 1,050,000,000 shares of which 1,000,000,000 will be designated MCI Common Stock and 50,000,000 will be designated preferred stock, (b) effect to a forward-split such that 131.2335958 shares of MCI Common Stock will be issued for every 1 share of MCI Common Stock issued and outstanding immediately prior to filing of the amendment (the “Forward Split”), and (c) change its name to AmbiCom Holdings, Inc.

WHEREAS, immediately upon consummation of the Closing (as hereinafter defined), the Exchange Shares will be issued to the AmbiCom. Holders on a pro rata basis, in proportion to the ratio that the number of AmbiCom Shares held by such AmbiCom Holder bears to the pro rata portion of AmbiCom equity held by all the AmbiCom Holders as of the date of the Closing as set forth on Schedule I.

WHEREAS, simultaneously with and as a condition precedent of, the Closing, MCI and AmbiCom shall consummate a private placement offering of MCI Stock pursuant to Regulation D of the Securities Act of 1933, as amended, of a minimum of One Million Two Hundred Fifty Thousand (1,250,000) shares of MCI Common Stock (the “Minimum Amount”) and up to a maximum of One Million Eight Hundred Seventy-Five Thousand (1,875,000) shares of MCI Common Stock (the “Maximum Amount”) at the purchase price of $0.40 per share for a maximum aggregate offering amount of $750,000 (the “Financing”).

WHEREAS, immediately prior and as a condition to the Closing, MCI intends to split-off its wholly owned subsidiary, MCI Acquisition Corp., a newly-formed Nevada corporation (“MCAC”), whereby MCI shall assign all of the pervious operating assets of MCI to MCAC in exchange for (i) the assumption of all of the Company’s liabilities to the shareholder of MCAC, who is currently the principal shareholders of MCI, (ii) the retirement and cancellation her 6,000,000 pre-Split shares of Common Stock (the “Split-Off”) upon the terms and conditions of a split-off agreement by and among MCI, Elaine Mayumi Kato (the “Buyer”), and MCAC, substantially in the form of Exhibit A attached hereto (the “Split-Off Agreement”).

WHEREAS, following the Closing, AmbiCom will become a wholly-owned subsidiary of MCI and after giving effect to the Split-Off and the cancellation of 6,000,000 shares of MCI Stock pursuant to the Split-Off Agreement, the Exchange Shares will represent approximately fifty-five percent (55%) of the total outstanding shares of MCI Common Stock, and after giving effect to the conversion of the Series A and Series B in accordance with their respective terms (and the satisfaction of certain conditions to the conversion of such shares) and sixty-six percent (66%) of the total outstanding shares of MCI Common Stock on a fully-diluted basis.

WHEREAS, the Parties intend that the transaction contemplated herein (the “Transaction”) qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PLAN OF EXCHANGE

1.1           The Exchange.  At the Closing (as hereinafter defined), all of the AmbiCom Shares issued and outstanding immediately prior to the Closing Date shall be exchanged for Twenty Million (20,000,000) shares of MCI Common Stock, Seven Million Fifty Thousand (7,050,000) shares of Series A, Two Million Six Hundred Thousand (2,600,000) shares of Series B, warrants to purchase 500,000 shares of MCI Common Stock at the exercise price of $0.50 per share and (the “MCI Common Stock Warrants”) and options to purchase 5,500,000 shares of MCI Common Stock and 2,350,000 shares of Series B at the purchase price of $0.01 share (the “MCI Options”).  From and after the Closing Date, the AmbiCom Holders shall no longer own any AmbiCom Shares and the former AmbiCom  Shares  shall represent the pro rata portion of the Exchange Shares issuable in exchange therefor pursuant to this Agreement.  Any fractional shares that would result from such exchange will be rounded up to the next highest whole number.

1.2           No Dilution.  Except as set forth herein, MCI shall neither effect, nor fix any record date with respect to, any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the MCI Common Stock between the date of this Agreement and the Closing.

1.3           Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur immediately following the execution of this Agreement providing the closing conditions set forth in Articles V and VI have been satisfied or waived in writing by each party’s respective Board of Directors (the “Closing Date”).

1.4           Closing Events.  At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.4, 6.2, 6.4 and 6.5, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.  At the Closing, the Exchange Shares shall be issued in the names and denominations provided by AmbiCom

1.5           Post-Closing Adjustment.

(a) In the event that, during the period commencing from the Closing Date and ending eighteen (18) months after the Closing Date, the AmbiCom Holders incur a Loss with respect to, in connection with, or arising from any MCI Liabilities, or the MCI shareholders immediately following the Closing who were not AmbiCom Holders and remain shareholders on the date of the Loss incur a Loss with respect to, in connection with, or arising from any AmbiCom Liabilities, then promptly following the filing by MCI with the Securities and Exchange Commission (the “SEC”) of a quarterly or annual report relating to the most recent completed quarter for which such determination has been made, MCI shall issue to the AmbiCom Holders and/or their designees or the non-AmbiCom Holders, as applicable, such number of shares of MCI Common Stock as would result from dividing (x) the whole dollar amount representing such Losses by (y) the Fair Market Value of a share of MCI Common Stock on the Determination Date, with such total share issuance in no event to exceed $4 million in share value.

(b) As used in this Section 1.6: (a) “Loss” shall mean any and all costs and expenses, including reasonable attorneys’ fees, court costs, reasonable accountants’ fees, and damages and losses, net of any insurance proceeds actually received by the party suffering the Loss with respect thereto,  incurred following the commencement of a proceeding, to its final determination and the exhaustion of any and all appeals; (b) “MCI Liabilities” shall mean all Claims against MCAC or MCI, and all liabilities, obligations or indebtedness of any nature whatsoever of MCAC, whenever accruing, and of MCI, accruing on or before the Closing Date (whether primary, secondary, direct, indirect, liquidated, unliquidated or contingent, matured or unmatured), including, but not limited to (i) any breach by MCI of any of its representations or warranties set forth in Article III herein, (ii) any breach by MCI of any of the representations or warranties set forth in the subscription agreement delivered to investors in connection with the Financing that has its basis in the operations of MCI prior to the Closing, (iii) any litigation threatened, pending or for which a basis exists, that has resulted or may result in the entry of judgment in damages or otherwise against MCI or MCAC; (iv) any and all outstanding debts owed by MCI or MCAC; (v) any and all internal or employee related disputes, arbitrations or administrative proceedings threatened, pending or otherwise outstanding, (vi) any and all liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of MCI or MCAC, (vii) any and all Taxes for which MCI or any of its direct or indirect assets may be liable or subject, for any taxable period (or portion thereof) ending on or before the Closing Date, including, without limitation, any and all Taxes resulting from or attributable to MCI’s ownership or operation of the MCAC assets, (viii) any and all Taxes for which MCI or its assets may be liable or subject as a consequence of Buyer’s acquisition, formation, capitalization, ownership, and Split-Off of MCAC, whether related to a taxable period (or portion thereof) ending on or after the Closing Date, and (ix) all fees and expenses incurred in connection with effecting the adjustments contemplated by this Section 1.6, as such MCI Liabilities are determined by MCI’s independent auditors, on a quarterly basis; and (c) “AmbiCom Liabilities” shall mean all Claims against AmbiCom or any of its Subsidiaries, and all liabilities, obligations or indebtedness of any nature whatsoever of AmbiCom or any of its subsidiaries, whenever accruing on or before the Closing Date (whether primary, secondary, direct, indirect, liquidated, unliquidated or contingent, matured or unmatured), including, but not limited to (i) any breach by AmbiCom of any of its representations or warranties set forth in Article II herein, (ii) any litigation threatened, pending or for which a basis exists, that has resulted or may result in the entry of judgment in damages or otherwise against AmbiCom; (iii) any and all outstanding debts owed by AmbiCom; (iv) any and all internal or employee related disputes, arbitrations or administrative proceedings threatened, pending or otherwise outstanding, (v) any and all liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of AmbiCom, (vi) any and all Taxes for which AmbiCom or any of its direct or indirect assets may be liable or subject, for any taxable period (or portion thereof) ending on or before the Closing Date, and (vii) all fees and expenses incurred in connection with effecting the adjustments contemplated by this Section 1.6, as such MCI Liabilities are determined by MCI’s independent auditors, on a quarterly basis.

(c) The foregoing provision for the issuance of additional shares shall be the sole remedy of the parties arising out of or related to this Agreement.

1.6           Exemption From Registration. MCI and AmbiCom intend that the Exchange Shares to be issued pursuant to Section 1.1 hereof will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF AMBICOM

AmbiCom represents and warrants to MCI that the statements contained in this Article II are true and correct to the knowledge of AmbiCom.. For purposes of this Article II, the phrase “to the knowledge of AmbiCom” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of AmbiCom immediately before the Closing.

2.1           Organization.  AmbiCom is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  AmbiCom has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a AmbiCom Material Adverse Effect (as defined below).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of AmbiCom’s organizational documents.  AmbiCom has taken all action required by laws, its certificate of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. AmbiCom has full power, authority, and legal right and has taken or will take all action required by law, its Articles of Incorporation, and otherwise to consummate the transactions herein contemplated. For purposes of this Agreement, “AmbiCom Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of AmbiCom or its subsidiaries taken as a whole.

2.2           Capitalization. The authorized capital stock of AmbiCom consists of 75,000,000 shares of capital stock.  As of the date of this Agreement, 20,000,000 shares of AmbiCom Common Stock were issued and outstanding, 7,050,000 shares of Series A Preferred Stock were outstanding, rights to the issuance of 2,600,000 shares of Series B Preferred Stock were outstanding, warrants to purchase 500,000 shares of AmbiCom Common Stock at the exercise price of $0.50, were issued and outstanding and options to purchase 5,500,000 shares of Common Stock and 2,350,000 shares of Series A Preferred Stock at the purchase price of $0.01 per share were issued and outstanding and no shares of AmbiCom Common Stock, Series A Preferred Stock or Series B Preferred Stock were held in the treasury of AmbiCom. All of the issued and outstanding AmbiCom Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  There are no notes or other indebtedness convertible into shares of any class of the AmbiCom’s capital stock, outstanding or authorized options, warrants, rights, agreements or commitments to which AmbiCom is a party or which are binding upon AmbiCom providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to AmbiCom. There are no agreements to which the AmbiCom is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of AmbiCom. To the knowledge of AmbiCom, there are no agreements among other parties, to which AmbiCom is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of AmbiCom. All of the issued and outstanding AmbiCom Shares were issued in compliance with applicable federal and state securities laws.

2.3           Financial Statements.

(a)  AmbiCom has filed all local income tax returns required to be filed by it from its inception to the date hereof.  All such returns are complete and accurate in all material respects.

(b)  AmbiCom has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which AmbiCom may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)  No deficiency for any taxes has been proposed, asserted or assessed against AmbiCom.  There has been no tax audit, nor has there been any notice to AmbiCom by any taxing authority regarding any such tax audit, or, to the knowledge of AmbiCom, is any such tax audit threatened with regard to any taxes or AmbiCom tax returns.  AmbiCom does not expect the assessment of any additional taxes of AmbiCom for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of AmbiCom.

(d)  AmbiCom shall have provided to MCI the audited balance sheets of AmbiCom as of, and the audited statements of income, shareholders’ equity and cash flows of AmbiCom for the years ended December 31, 2007 and 2008 (the “AmbiCom Balance Sheet Date”), and the unaudited balance sheet of AmbiCom as of, and the audited statements of income, shareholders’ equity and cash flows of AmbiCom for the nine months ended September 30, 2009 (collectively “AmbiCom Financial Statements”).  The AmbiCom Financial Statements have been prepared from the books and records of AmbiCom in accordance with U.S. Generally Accepted Accounting Principals (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of AmbiCom and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such AmbiCom Financial Statements in the MCI filings with the SEC as required by the Securities Exchange Act of 1934 (the “Exchange Act”) and are consistent with the books and records of AmbiCom and the Subsidiaries, except as provided in the notes thereto.

(e)  The books and records, financial and otherwise, of AmbiCom are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4           Disclosure. No representation or warranty by AmbiCom contained in this Agreement or in any of the Transaction Documentation, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of AmbiCom pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. AmbiCom has disclosed to MCI all material information relating to the business of AmbiCom or any Subsidiary or the transactions contemplated by this Agreement.

2.5           Undisclosed Liabilities. Neither AmbiCom nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the AmbiCom Balance Sheets referred to in Section 2.3, (d) liabilities which have arisen since the AmbiCom Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.  As used in this Agreement, “Ordinary Course of Business” means the ordinary course of AmbiCom’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.6           Absence of Certain Changes or Events.  Except as set forth in this Agreement or:

(a)  except in the Ordinary Course of Business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of AmbiCom or any Subsidiary; or (ii) any damage, destruction, or loss to AmbiCom or any Subsidiary (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of AmbiCom or any Subsidiary;

(b)  AmbiCom or any Subsidiary has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent AmbiCom consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of AmbiCom or any Subsidiary; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7           Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of AmbiCom, threatened by or against AmbiCom or any Subsidiary, or affecting AmbiCom or any Subsidiary, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which AmbiCom or any Subsidiary is a party or to which any of its properties or operations are subject.

2.9           Contracts.  AmbiCom has provided, or will provide MCI, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which AmbiCom is a party or by which it or any of its assets, products, technology, or properties are bound.

2.10          Compliance With Laws and Regulations.  AmbiCom has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of AmbiCom.

2.11          Approval of Agreement.  The board of directors of AmbiCom (the “AmbiCom Board”) and the AmbiCom Holders will have authorized the execution and delivery of this Agreement by AmbiCom and will have approved the transactions contemplated hereby prior to the Closing. This Agreement has been duly and validly executed and delivered by AmbiCom and constitutes a valid and binding obligation of AmbiCom, enforceable against AmbiCom in accordance with its terms.

2.12          Title and Related Matters.  AmbiCom has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the AmbiCom balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except: statutory liens or claims not yet delinquent; and as described in the AmbiCom Disclosure Schedule.

2.13          Governmental Authorizations.  AmbiCom has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by AmbiCom of this Agreement and the consummation by AmbiCom of the transactions contemplated hereby.

2.14          Continuity of Business Enterprises.  AmbiCom has no commitment or present intention to liquidate AmbiCom or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.15          AmbiCom Holders.  The AmbiCom Holders are the legal and beneficial owners of 100% of the AmbiCom Shares,, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the AmbiCom Holders have full right, power, and authority to transfer, assign, convey, and deliver their respective AmbiCom Shares; and delivery of such AmbiCom Shares at the Closing will convey to MCI good and marketable title to such AmbiCom Shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such AmbiCom Shares being held by MCI.

2.16          Brokers. AmbiCom has not entered into any contract with any person, firm or other entity that would obligate AmbiCom or MCI to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

2.17          Subsidiaries and Predecessor Corporations. AmbiCom, Inc., is AmbiCom’s only subsidiary (the “Subsidiary”).  For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”).The Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. The Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a AmbiCom Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. AmbiCom has delivered or made available to MCI complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary. The Subsidiary is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the Subsidiary’ issued and outstanding equity securities are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity securities of the Subsidiary that are held of record or owned beneficially by AmbiCom free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Except as set forth herein, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which AmbiCom or the Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of the Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Subsidiary. To the knowledge of AmbiCom, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity securities of any Subsidiary. AmbiCom does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability AmbiCom, joint venture, trust or other business association other than the Subsidiary.

2.18          Intellectual Property.  AmbiCom owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by AmbiCom or the Subsidiaries to other parties (together, the “Customer Deliverables”) and (ii) to operate the internal systems of AmbiCom or the Subsidiaries that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to AmbiCom or the Subsidiaries and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “AmbiCom Intellectual Property”). Each item of AmbiCom Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. AmbiCom has taken all reasonable measures to protect the proprietary nature of each item of AmbiCom Intellectual Property. To the knowledge of AmbiCom, (a) no other person or entity has any rights to any of AmbiCom Intellectual Property owned by AmbiCom except pursuant to agreements or licenses entered into by AmbiCom and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of AmbiCom Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.

2.19          Certain Business Relationships With affiliates. Except as contemplated by employment agreements, consulting agreements and the agreements contemplated by the Transactions: (i) no affiliate of AmbiCom or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of AmbiCom or any Subsidiary, (b) has any claim or cause of action against AmbiCom or any Subsidiary, or (c) owes any money to, or is owed any money by, AmbiCom or any Subsidiary.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF MCI

MCI represents and warrants to AmbiCom that the statements contained in this Article III are true and correct:

3.1           Organization.  MCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the MCI Disclosure Schedule are complete and correct copies of the Articles of Incorporation and bylaws of MCI, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of MCI’s Articles of Incorporation or bylaws. MCI has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and MCI has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

3.2           Capitalization. The authorized capital stock of MCI consists of 75,000,000 shares of MCI Common Stock. Immediately prior to the Closing and after giving effect to the Amendment the authorized capital stock of MCI shall be 1,050,000,000 shares of which 1,000,000,000 will be designated MCI Common Stock and 50,000,000 will be designated preferred stock, 38 million shares of which will be blank check preferred.  Immediately prior to the Closing and after giving effect to the surrender and subsequent cancellation of 6,000,000 shares of MCI Common Stock by MCAC in connection with the Split-Off and the Forward Split there shall be 25,000,000 shares of MCI Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding. Immediately prior to the Closing and immediately thereafter, MCI Common Stock is presently eligible for quotation and trading on OTCBB in all 50 states of the United States.  All of the issued and outstanding shares of MCI Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which MCI is a party or which are binding upon MCI providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to MCI. There are no agreements to which MCI is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of MCI. To the knowledge of MCI, there are no agreements among other parties, to which MCI is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of MCI. All of the issued and outstanding shares of MCI Common Stock were issued in compliance with applicable federal and state securities laws. The Exchange Shares to be issued at the Closing pursuant to Section 1.1 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.

3.3           Financial Statements.  The audited financial statements and unaudited interim financial statements of the MCI included in the MCI Reports (collectively, the “MCI Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the MCI as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the MCI.

3.4           Securities Act and Exchange Act Filings.  MCI has furnished or made available to AmbiCom complete and accurate copies, as amended or supplemented, of its (a) effective Registration Statement on Form S-1, which contains audited financial statements for the period July 1, 2008 (inception) through July 31, 2008 as filed with the SEC (SEC File No. 333-153402), (b) Annual Report on Form 10-K for the Fiscal Year ended July 31, 2009, which contains audited financial statements for the period July 1, 2008 (inception) through July 31, 2009, and (c) all other reports filed by MCI under Section 13 or 15(d) of the Exchange Act and all proxy or information statements filed by MCI under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since September 10, 2008 (such documents are collectively referred to herein as the “MCI Reports”). The MCI Reports constitute all of the documents required to be filed by MCI under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from September 10, 2008 through the date of this Agreement. MCI Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  Each MCI Report filed under the Exchange Act was filed on or before its due date (if any) or within the applicable extension period provided under the Exchange Act. As of their respective dates, MCI Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5           Undisclosed Liabilities. Except as set forth in Section 3.5 of the MCI Disclosure Schedule, to the knowledge of MCI, neither MCI nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the AmbiCom Balance Sheets referred to in Section 2.3, (d) liabilities which have arisen since the AmbiCom Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.  As used in this Agreement, “Ordinary Course of Business” means the ordinary course of AmbiCom’s business, consistent with past custom and practice (including with respect to frequency and amount).

3.6           Absence of Certain Changes or Events.  Except as described herein or in the MCI Disclosure Schedule:

(a) There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of MCI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of MCI;

(b) MCI has not (i) amended its Articles of Incorporation or by-laws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of MCI; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c) MCI has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent MCI balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of MCI; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;

(d) MCI has no assets, liabilities or accounts payable of any kind or nature, actual or contingent, in excess of $6,000 in the aggregate as of the Closing Date; and

(e) To the best knowledge of MCI, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of MCI.

3.7           Title and Related Matters.  MCI has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the MCI balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except:

(a) statutory liens or claims not yet delinquent;

(b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and

(c) as described in the MCI Disclosure Schedule.

3.8           Litigation and Proceedings.  There are no actions, suits, or proceedings pending or, to the knowledge of MCI, threatened by or against or affecting MCI, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.9           Contracts.  MCI is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in its schedules to this Agreement.

3.10          No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which MCI is a party or to which it or any of its assets or operations are subject.

3.11          Governmental Authorizations.  MCI is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by MCI of this Agreement and the consummation by MCI of the transactions contemplated hereby.

3.12          Compliance With Laws and Regulations. Each of MCI and its Subsidiaries:

(a) and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a MCI Material Adverse Effect;

(b) has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c) has not, and the past and present officers, directors and affiliates of MCI have not, been the subject of, nor does any officer or director of MCI have any reason to believe that MCI or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e) has not, and the past and present officers, directors and affiliates have not, been the subject of, nor does any officer or director of MCI have any reason to believe that MCI or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f) does not and will not immediately prior to the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g) is not a “blank check Company” as such term is defined by Rule 419 of the Securities Act.

3.13          Insurance.  MCI owns no insurable properties and carries no casualty or liability insurance.

3.14          Approval of Agreement.  The board of directors of MCI (the “MCI Board”) has authorized the execution and delivery of this Agreement by MCI and has approved this Agreement and the transactions contemplated hereby.

3.15          Material Transactions of Affiliations.  Except as disclosed herein and in the MCI Disclosure Schedule, there exists no material contract, agreement, or arrangement between MCI and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by MCI to own beneficially, 10% or more of the issued and outstanding common stock of MCI and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 10% stockholder of MCI has, or has had during the last preceding full fiscal year, any known interest in any material transaction with MCI which was material to the business of MCI. MCI has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

3.16          Employment Matters.  MCI has no employees other than its executive officers.

3.17          Brokers.  MCI has not entered into any contract with any person, firm or other entity that would obligate AmbiCom or MCI to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

3.18          Subsidiaries.  MCI has no Subsidiaries other than the MCAC. MCAC is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. MCAC was formed solely to effectuate the Split-Off, and has conducted no business operations since its organization. MCI has delivered or made available to AmbiCom complete and accurate copies of the charter, bylaws or other organizational documents of MCAC. MCAC has no assets other than minimal paid-in capital, it has no liabilities or other obligations, and it is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of MCAC are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of MCAC are owned by MCI free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the MCI or MCAC is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any MCI Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to MCAC There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of MCAC.

3.19          Disclosure. No representation or warranty by MCI contained in this Agreement or in any of the Transaction documentation, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of MCI pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. MCI has disclosed to AmbiCom all material information relating to the business of MCI or any Subsidiary or the transactions contemplated by this Agreement.

3.20          Split-Off.  As of the Closing, MCI will have discontinued all of its business operations which it conducted prior to the Closing by closing the transactions contemplated by the Split-Off Agreement. Upon the closing of the transactions contemplated by the Split-Off Agreement, MCI will have no material liabilities, contingent or otherwise in any way related to its pre-Closing business operations.

3.21          Accountants.  From inception through the date of this Agreement, De Joya Griffith & Company, LLC (“Accountants”) had been MCI’s accountants. Throughout the periods covered by the Financial Statements each such Accountant was (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, (b) “independent” with respect to MCI within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the Commission and the Public Company Accounting Oversight Board. Section 3.21 of the MCI Disclosure Schedule lists all non-audit services performed by any Accountant for MCI and/or any Subsidiary since July 1, 2008. Other than with respect to expressing an opinion as to the uncertainty of MCI continuing as a going concern, the report of the Accountants on the Financial Statements did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles. During MCI’s most recent fiscal year and the subsequent interim periods, there were no disagreements with any of the Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) of Regulation S-B occurred with respect to any of the Accountants.

ARTICLE IV
SPECIAL COVENANTS

4.1           Current Report.  In connection with the Closing, the Parties shall file a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Each of AmbiCom and MCI shall cause the Current Report to be filed with the SEC no later than four business days of the Closing and to otherwise comply with all requirements of applicable federal and state securities laws.

4.2           Actions of MCI Shareholders.  Prior to the Closing, MCI shall cause and demonstrate to AmbiCom the following actions have been taken by the written consent of the holders of a majority of the outstanding shares of common stock of MCI:

(a) the approval of this Agreement and the Transactions contemplated hereby and thereby; and

(b) such other actions as the directors may determine are necessary or appropriate.

4.3           Actions of AmbiCom.  Prior to the Closing, AmbiCom shall cause and demonstrate to MCI the following actions have been taken by the written consent of the holders of a majority of the outstanding shares of AmbiCom:

(a) the approval of this Agreement and the Transactions contemplated hereby and thereby; and

(b) such other actions as the directors may determine are necessary or appropriate.

4.4           Access to Properties and Records.  MCI and AmbiCom will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of MCI or AmbiCom in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of MCI or AmbiCom as the other shall from time to time reasonably request.

4.5           Delivery of Books and Records.  At the Closing, MCI shall deliver to AmbiCom, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents.

4.6           Actions Prior to Closing by both Parties.

(a) From and after the date of this Agreement until the Closing Date and except as permitted or contemplated by this Agreement, MCI and AmbiCom will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) Except as set forth herein, from and after the date of this Agreement until the Closing Date, neither MCI nor AmbiCom will: (i) make any change in their organizational documents, charter documents or bylaws; (ii) take any action described in Section 2.6 in the case of AmbiCom, or in Section 3.6, in the case of MCI (all except as permitted therein or as disclosed in the applicable party’s schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

4.7           Indemnification.

(a) AmbiCom hereby agrees to indemnify MCI and each of the officers, agents and directors of MCI as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b) of this Agreement.

(b) MCI hereby agrees to indemnify AmbiCom and each of the officers, agents and directors of AmbiCom as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby in accordance with the provisions of Section 1.6.

4.8           No Shorting.  AmbiCom shall take whatever steps are necessary to ensure that each Key Stockholder agrees that it will not, for a period commencing on the date hereof and terminating one year after the Closing Date, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the MCI Common Stock, borrow or pre-borrow any shares of MCI Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to the MCI Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the MCI Common Stock or otherwise seek to hedge its position in the MCI Common Stock, subject to certain exceptions as provided in the applicable lockup agreement (each, a “Prohibited Transaction”).  As used herein, a “Key Stockholder” means any executive officer of AmbiCom as of immediately after the Closing Date and any holder of 5% of more of the issued and outstanding shares of MCI Common Stock as of immediately after the Closing Date.

4.9           Plan of Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).  From and after the date of this Agreement and until the Closing Date, each Party hereto shall use its reasonable best efforts to cause the Share Exchange to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Share Exchange from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

4.10          AmbiCom Option Plan.  Prior to or as of the Closing Date, the Board of Directors and shareholders of  MCI shall have adopted an Employee Incentive Stock Option Plan (“ESOP”) in form and substance acceptable to AmbiCom permitting the issuance of up to 2,277,778 shares of MCI Common Stock.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF MCI

The obligations of MCI under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1           Completion of the Financing.  A sufficient number of subscriptions shall have been received for shares of MCI Common Stock to consummate the Minimum Amount in the Financing.

5.2           Accuracy of Representations; Performance.  The representations and warranties made by AmbiCom in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and AmbiCom shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by AmbiCom prior to or at the Closing. MCI may request to be furnished with a certificate, signed by a duly authorized officer of AmbiCom and dated the Closing Date, to the foregoing effect.

5.3           Officer’s Certificates.  MCI shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of AmbiCom to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of AmbiCom threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the AmbiCom Disclosure Schedule, by or against AmbiCom which might result in any material adverse change in any of the assets, properties, business, or operations of AmbiCom.

5.4           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of AmbiCom, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.

5.5          Other Items.

MCI shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as MCI may reasonably request.

(a) Complete and satisfactory due diligence review of AmbiCom by MCI.

(b) Approval of the Transaction by the AmbiCom Board of Directors and the AmbiCom Holders.

(c) Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from AmbiCom’s lenders, creditors, vendors and lessors.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF AMBICOM

The obligations of AmbiCom under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1          Completion of the Financing.  A sufficient number of subscriptions shall have been subscribed and paid for shares of MCI Common Stock to consummate the Minimum Amount in the Financing.

6.2          Accuracy of Representations; Performance.  The representations and warranties made by MCI in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and MCI shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by MCI prior to or at the Closing.  AmbiCom shall have been furnished with a certificate, signed by a duly authorized executive officer of MCI and dated the Closing Date, to the foregoing effect.

6.3          Officer’s Certificate.  AmbiCom shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of MCI to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of MCI threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

6.4           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of MCI nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of MCI.

6.5           Good Standing.  AmbiCom shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that MCI is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

6.6           Other Items.

(a) AmbiCom shall have received a stockholder list of MCI containing the name, address, and number of shares held by each MCI stockholder as of the date of Closing certified by an executive officer of MCI as being true, complete, and accurate by MCI transfer agent.

(b) AmbiCom shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as AmbiCom may reasonably request.

(c) Complete and satisfactory due diligence review of MCI by AmbiCom.

(d) Approval of the Transaction by the MCI Board.

(e) There shall have been no material adverse changes in MCI, financial or otherwise.

(f) There shall be no MCI Common Stock Equivalents outstanding as of immediately prior to the Closing.  For purposes of the foregoing, “MCI Common Stock Equivalents” shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from MCI, or obligating MCI to issue, any shares of any class of the capital stock of MCI or any securities convertible into or exchangeable for such shares.

(g) Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from MCI’s lenders, creditors; vendors, and lessors.

(h) Contemporaneously with the closing of the Share Exchange, MCI, MCAC, and the Buyer shall execute the Split-Off Agreement, which Split-Off is effective immediately prior to the Closing Date.

ARTICLE VII
TERMINATION

7.1           Termination.

This Agreement may be terminated by either the AmbiCom Board or the MCI Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; (iii) there shall have been any change after the date of the latest balance sheets of AmbiCom and MCI, respectively, in the assets, properties, business, or financial condition of AmbiCom and MCI, which could have a materially adverse affect on the value of the business of AmbiCom and MCI respectively, except any changes disclosed in the AmbiCom and MCI Disclosure Schedule, as the case may be, dated as of the date of execution of this Agreement. In the event of termination pursuant to this paragraph (a) of Section 7.1, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated; (iv) the Closing Date shall not have occurred by December 31, 2009; or (v) if MCI shall not have provided responses satisfactory in AmbiCom’s reasonable judgment to AmbiCom’s request for due diligence materials.

This Agreement may be terminated at any time prior to the Closing by action of the MCI Board if AmbiCom shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of AmbiCom contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to AmbiCom. If this Agreement is terminated pursuant to this paragraph (b) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that AmbiCom shall bear its own costs as well as the costs incurred by MCI in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities contemplated hereby for exemption from the registration requirements of state and federal securities laws.

This Agreement may be terminated at any time prior to the Closing by action of the AmbiCom Board if MCI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of MCI contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to MCI.  If this Agreement is terminated pursuant to this paragraph (c) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that MCI shall bear its own costs as well as the costs of AmbiCom incurred in connection with the negotiation, preparation, and execution of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1           Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Nevada.  Any dispute arising under or in any way related to this Agreement will be determined exclusively in the Federal or State Courts, for the County of San Mateo, State of California.

8.2           Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3           Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.4           Confidentiality.  MCI, on the one hand, and AmbiCom, on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential.  The provisions of this Section 8.4 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. MCI and AmbiCom agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

8.5           Expenses.  Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, all costs and expenses incurred by AmbiCom and MCI after the Closing shall be borne by the surviving entity.  After the Closing, the costs and expenses of the AmbiCom Holders shall be borne by MCI.

8.6           Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

8.7           Third Party Beneficiaries.  This contract is solely between MCI, AmbiCom and the AmbiCom Holders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.8           Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.9           Survival.  The representations and warranties of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

8.10         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.11         Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

8.12          Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

(The rest of this page left intentionally blank.)

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

MED CONTROL, INC.		AMBICOM ACQUISITION CORP.

By:		By:
Name:	Eliane Mayumi Kato	Name:	John Hwang
Title:	President	Title:	President

SCHEDULE I

Class	Number
Common Stock	20,000,000
Preferred Stock:
Series A	7,050,000
Series B	2,600,000
Common Stock Warrants	500,000
Common Stock Options	5,500,000
Series B Options	2,350,000

Exhibit A

Form of Split-Off Agreement